Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Technology Extends Loan Agreement for Three Years
Thursday, February 5, 2009 9:00 am ET
HAYWARD, Calif., February 5, 2009 /PRNewswire/ — Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar, and medical device industries, today reported that it has executed an amendment to its Loan and Security Agreement with Silicon Valley Bank, which extends the maturity on its credit facilities to January 29, 2012. These facilities include a revolving line of credit, which has been reduced to $20 million from $25 million, at Ultra Clean’s request to avoid unnecessary unused line fees. In addition, we have a new $3 million term loan.
“We are pleased to extend our relationship with Silicon Valley Bank. ” said Clarence Granger, Chairman and Chief Executive Officer of Ultra Clean. “ We believe this agreement provides additional stability to Ultra Clean in this challenging business environment.”
About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.